Exhibit 99.1

FRISBY TECHNOLOGIES, INC. RECEIVES NASDAQ DELISTING NOTICE

WINSTON-SALEM, N.C., OCTOBER 4, 2002 – FRISBY TECHNOLOGIES, INC. (NASDAQ – FRIZ), announced that it has received a letter from the Nasdaq Listing Qualifications Staff dated September 30, 2002 indicating that the company does not comply with either the minimum net tangible assets or the minimum stockholders’ equity requirements for continued listing set forth in Marketplace Rule 4310(c)(2)(B) and that its common stock would be delisted from the Nasdaq SmallCap Market at the opening of business on October 8, 2002.

The company said it intends to request an oral hearing before a Nasdaq Listings Qualifications Panel to appeal the Staff’s determination, which it expects would be scheduled within approximately 45 to 60 days. Pending the appeal process, the company’s shares would continue to be listed on the Nasdaq SmallCap Market.

The company previously disclosed in its form 10-QSB filed with the SEC for the quarter ended June 30th, 2002 that it had been notified by Nasdaq that the bid price of its common stock had closed below the minimum $1.00 per share requirement for 30 consecutive trading days and, therefore, did not satisfy Marketplace Rule 4310(c)(4). The company was provided until February 3, 2003 to regain compliance. The Staff’s September 30 letter indicated that the company would also need to address compliance with this requirement at the hearing.

The Company anticipates continuing its efforts to obtain sufficient new equity capital to enable it to regain and sustain compliance with Nasdaq minimum listing requirements. The company cannot provide any assurance that it will be successful in its efforts to maintain continued listing. If its common stock is delisted, the company anticipates that its shares would likely trade on the Over-the-Counter Bulletin Board (OTCBB). The company’s stock is also listed on the Boston Stock Exchange under the ticker symbol FRZ.

Certain statements in this release are forward-looking in nature and relate to the company’s plans, objectives, estimates and goals. Words such as “expects,” “anticipates,” “intends,” “plans,” “projects,” “forecasts,” “believes,” and “estimates,” and variations of such words and similar expressions, identify such forward-looking statements. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this report. The statements are based on current expectations, are inherently uncertain, are subject to risks and uncertainties and should be viewed with caution. Actual results and experience may differ materially from those expressed or implied by the forward-looking statements as a result of many factors, including, without limitation, those set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Additional Business Risks” in the company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 and under “Risk Factors” in the company’s Registration Statement on Form S-3/A filed with the Securities and Exchange Commission on May 30, 2002 and, in addition, the company’s ability to maintain listing of its common stock on the Nasdaq SmallCap Market. The company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.